Exhibit 3(ii)

FIRST AMENDMENT TO THE BYLAWS
OF
ALLOY STEEL INTERNATIONAL, INC.

This First Amendment to the Bylaws (this “Amendment”) of Alloy Steel International, Inc., a Delaware corporation (the “Company”), is effective as of April 6, 2010.  Any capitalized term without a definition in this Amendment shall have the meaning ascribed to such term in the Bylaws of the Company (the “Bylaws”).

The Bylaws are hereby amended as follows:

1.             The first sentence of Article III, Section 13 is hereby deleted in its entirety and replaced with the following:

“The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, including an executive committee, each committee to consist of one or more of the directors of the Corporation.”

2.             Except as expressly modified by the terms and conditions of this Amendment, the terms and conditions of the Bylaws shall remain in full force and effect.  In the event of any inconsistency or conflict between this Amendment and the provisions of the Bylaws, the provisions of this Amendment shall govern and control.

3.             Copies (whether photostatic, facsimile or otherwise) of this Amendment may be made and relied upon to the same extent as an original.

[Signature on the following page]

IN WITNESS WHEREOF, this First Amendment to the Bylaws of Alloy Steel International, Inc., a Delaware corporation, is hereby executed as of April 6, 2010.

By:	/s/ Alan Winduss
Alan Winduss, Secretary